Exhibit 3.6

      State of Delaware
     Secretary of State
  Division or Corporations
Delivered 04:40 PM 08/28/2008
  FILED 04:40 PM 08/28/2008
SRV 080911865 - 4593859 FILE

                          CERTIFICATE OF INCORPORATION
                                       OF
                      THE MT. PLEASANT STREET BAKERY, INC.

1.   The name of the corporation shall be The Mt. Pleasant Street Bakery, Inc.

2. Its registered office in the State of Delaware is located at One Commerce Center, 1201 Orange Street, #600, Wilmington, Delaware 19899. The name of its registered agent at such address is InCorp Services, Inc.

3. The purpose of the corporation shall be to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares which the corporation shall be authorized to issue is ten thousand (10,000) shares of common stock with a par value of $0.001 per share.

5. The powers, preferences and rights and the qualifications, limitations or restrictions thereof shall be determined by the board of directors.

6.   The name and address of the incorporator is as follows:

                           Christopher R. Sackett
                           Suite 2000 Ruan Center
                           666 Grand Avenue
                           Des Moines, IA 50309

7. The board of directors of the corporation shall have the power to adopt, amend or repeal the bylaws of the corporation.

8. No director shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 or the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Section 8 shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has executed, signed and acknowledged this certificate of incorporation this 28th day of August, 2008.


                               By: /s/ Christopher R. Sackett
                                  ------------------------------------
                                  Christopher R. Sackett, Incorporator